                                   Exhibit 12

                              Computation of Ratios

Net Income Per Share                                   =   Net Income/Average Common Shares Outstanding

Cash Dividends Per Share                               =   Dividends Paid/Average Common Shares Outstanding

Book Value Per Share                                   =   Total Shareholders' Equity/Average Common Shares
                                                           Outstanding

Return on Average Assets                               =   Net Income/Average Assets

Return on Average Shareholders' Equity                 =   Net Income/Average Shareholders' Equity

Net Interest Margin                                    =   Net Interest Income/Average Earning Assets

Noninterest Expense to Average Assets                  =   Noninterest Expense/Average Assets

Efficiency Ratio                                       =   Noninterest Expense/(Net Interest Income Plus
                                                           Noninterest Income)

Average Loans to Deposits                              =   Average Net Loans/Average Deposits Outstanding

Dividend Payout                                        =   Dividends Declared/Net Income

Average Shareholders' Equity to Average Assets         =   Average Shareholders' Equity/Average Assets

Tier I Capital Ratio                                   =   Shareholders' Equity - Intangible Assets -
                                                           Securities Mark-to-market Capital Reserve
                                                           (Tier I Capital)/ Risk Adjusted Assets

Total Capital Ratio                                    =   Tier I Capital Plus Allowance for Loan
                                                           Losses/Risk Adjusted Assets

Tier I Leverage Ratio                                  =   Tier I Capital/Average Assets

Net Charge-offs to Average Loans                       =   (Gross Charge-offs Less Recoveries)/ Average Net Loans

Non-performing Loans to Period End Loans               =   (Nonaccrual Loans Plus Loans Past Due 90 Days or
                                                           Greater)/Gross Loans Net of Unearned Interest)

Non-performing Assets to Period End Assets             =   (Nonaccrual Loans Plus Loans Past Due 90 Days or
                                                           Greater Plus Other Real Estate)/Total Assets

Allowance for Loan Losses to Period                    =   Loan Loss Reserve/(Gross Loans Net of
End Loans                                                  Unearned Interest

Allowance for Loan Losses to Non-                      =   Loan Loss Reserve/(Nonaccrual Loans Performing
Loans                                                      Plus Loans Past Due 90 days or Greater)

                                      106